Exhibit 99.1
Contact: Steve Martens
Vice President of Investor Relations
(630) 527-4344
MOLEX REPORTS THIRD QUARTER RESULTS
ORDERS INCREASE 77%
REVENUE INCREASES 50%
Lisle, Ill., USA – April 27, 2010 — Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today reported financial results for the quarter ended March 31, 2010.

	Three Months Ended
	Mar 31,	Dec 31,	Mar 31,
USD millions, except per share data	2010	2009	2009
Net revenue	$756.3	$729.6	$505.5
Net income (loss)	23.8	19.3	(58.6)
Earnings (loss) per share	0.14	0.11	(0.34)
Non-GAAP net income (loss)*	51.0	41.4	(24.6)
Non-GAAP earnings (loss) per share*	0.29	0.24	(0.14)

*A	reconciliation of non-GAAP measures can be found on page 5
Revenue for the March 2010 quarter of $756.3 million exceeded the high end of the guidance provided on January 26, 2010 of $735 million and increased 3.7% from the December 2009 quarter and 49.6% from the March 2009 quarter. The increase in local currency was 4.9% sequentially and 45.5% compared with the prior year. Orders for the quarter were $838 million, an increase of 7.7% from the December 2009 quarter and 76.6% from the prior year quarter.
Net income for the March 2010 quarter was $23.8 million or $0.14 per share, compared with net income of $19.3 million or $0.11 per share, for the December 2009 quarter. For the March 2010 quarter, net income included a pretax restructuring charge of $9.0 million ($7.4 million after-tax or $0.04 per share) and a pretax loss of $31.0 million ($19.8 million after-tax or $0.11 per share) related to unauthorized activities in Molex Japan. The effective tax rate for the quarter was 30.5%.
On a non-GAAP basis, net income for the March 2010 quarter was $51.0 million or $0.29 per share, compared with net income of $41.4 million or $0.24 per share, in the December 2009 quarter. This result exceeded the upper end of the guidance for non-GAAP earnings per share of $0.26 per share. For the quarter, non-GAAP net income excluded the restructuring charge and loss for unauthorized activities in Molex Japan previously mentioned.

“Business conditions in our key markets continue to improve, resulting in strong operating leverage due to our new, post-restructuring cost structure,” commented Martin P. Slark, Molex’s Chief Executive Officer. “Revenue benefitted from a broad based recovery in all end markets and geographies with particular strength in the Industrial market, continued growth in the Automotive market as well as better than seasonal performance in the Data and Consumer markets. We are optimistic that the recovery will continue as global economic conditions improve and as our customers introduce new products. Our operating margin, excluding special charges, was 10.5% for the quarter. With further restructuring savings to be realized and revenue growth developing, we see a clear path to achieving our target operating margin of 14%.”
Other financial highlights for the quarter ended March 31, 2010:
•	Gross profit margin improved to 31.2%, compared with 29.1% in the December 2009 quarter due to higher revenue and the benefit of the restructuring program.

•	SG&A expense was $156.4 million, an increase of $6.3 million from the December 2009 quarter. The increase was largely due to research and development costs related to new product introductions, variable sales costs for royalties and sales incentive compensation due to the rapid increase in sales.

•	Capital expenditures were $56.7 million or 7.5% of revenue.

•	Depreciation and amortization expense was $59.4 million or 7.9% of revenue.

•	The book-to-bill ratio was 1.11 and was above 1.0 in all primary end markets.

•	Backlog was $422.2 million, an increase of $81.6 million or 24% from the December 2009 quarter.

•	Cash flow from operations was $40.1 million.
Nine-Month Results
Revenue for the nine months ended March 31, 2010 was $2.2 billion, an increase of 7.4% compared with the nine months ended March 31, 2009. The increase in local currency was 5.1%. Net income of $31.5 million or $0.18 per share included a pretax restructuring charge of $90.6 million ($67.7 million after-tax or approximately $0.39 per share), a tax adjustment related to stock compensation of $4.8 million or $0.03 per share and a pretax loss of $31.0 million ($19.8 million after-tax or $0.11 per share) related to unauthorized activities in Molex Japan.
Unauthorized Activities in Molex Japan
In April 2010, Molex launched an investigation into unauthorized activities in its Japanese subsidiary because it learned that an individual had obtained unauthorized loans and entered into unauthorized trading activities in Molex Japan’s name. This individual has admitted to forging documentation in arranging and concealing the transactions. At this time, the total amount involved in this fraud scheme has been estimated to be approximately $193.2 million, of which Molex Japan has recognized a pretax loss in the March 2010 quarter of $31.0 million ($19.8 million after-tax or $0.11 per share) and disclosed a contingent liability of $162.2 million. The loss of $31.0 million is comprised of $20.2 million for misappropriated cash and $10.8 million for the repayment of an unauthorized loan subsequent to March 31, 2010. The contingent liability represents the current balance of unauthorized borrowings in Japan.
Restructuring Update
The Company expects to complete its restructuring program by June 2010 and estimates a total pretax charge for the entire program of approximately $300 million. The expected cost savings from the restructuring program is approximately $205 million on an annual basis.
Outlook
The Company estimates revenue in a range of $810 to $830 million for the June 2010 quarter. At this level of revenue, the Company expects earnings per share in a range of $0.30 to $0.34, assuming an effective tax rate of 30%. Included in these estimates is a pretax restructuring charge of approximately $11.5 million or $0.06 per share after-tax. These estimates exclude any additional losses related to, or costs of the investigation into, unauthorized activities in Molex Japan.

Earnings Conference Call Information
A conference call will be held on Tuesday, April 27, 2010 at 4:00 pm central time. Please dial (888) 679-8018 to participate in the call. International callers should dial (617) 213-4845. Please dial in at least five minutes prior to the start of the call and refer to participant pass code 65759347. Internet users will be able to access the web-cast, including slide materials, live and in replay in the “Investors” section of the Company’s website at www.molex.com. A 48-hour telephone replay will be available at approximately 6:00 pm central time at (888) 286-8010 or (617) 801-6888 / pass code 62586357.
Other Investor Events
May 13, 2010 – Credit Suisse Semi-Cap and Electronics Supply Chain Conference in Boston
May 18, 2010 – Houlihan Lokey’s 5th Annual Global Industrials Conference in New York
May 26, 2010 – Barrington Research Industrial Conference in Chicago
June 09, 2010 – UBS 2010 Global Technology and Services Conference in New York
June 10, 2010 – RBC Capital Markets 2010 Technology, Media and Communications Conf in New York
June 16, 2010 – William Blair & Company 2010 Growth Stock Conference in Chicago
August 03, 2010 – Molex FY10 Q4 Earnings Release
August 04, 2010 – Molex Analysts Meeting in Lisle, Illinois
Forward-Looking Statements
Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Words such as “anticipates,” “expects,” “believes,” “intends,” “plans,” “projects,” “estimates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on currently available information and include, among others, the discussion under “Outlook.” These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions including those associated with the operation of our business, including the risk that customer demand will decrease either temporarily or permanently, whether due to the Company’s actions or the demand for the Company’s products, and that the Company may not be able to respond through cost reductions in a timely and effective manner; the risk that the value of our inventory may decline; price cutting, new product introductions and other actions by our competitors; fluctuations in the costs of raw materials that the Company is not able to pass through to customers because of existing contracts or market factors; the availability of credit and general market liquidity; fluctuations in currency exchange rates; the financial condition of our customers; the challenges attendant to plant closings and restructurings, including the difficulty of predicting plant closing and relocation costs, the difficulty of commencing or increasing production at existing facilities, and the reactions of customers, governmental units, employees and other groups, the challenges attendant to plant construction; the ability to realize cost savings from restructuring activities; and losses resulting from unauthorized activities in Molex Japan.
Other factors, risks and uncertainties are set forth in Item 1A “Risk Factors” of the Company’s Form 10-K for the year ended June 30, 2009, and the Form 10-Q for the quarters ended September 30, 2009 and December 31, 2009 which are incorporated by reference and in other reports that Molex files or furnishes with the Securities and Exchange Commission. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed in these forward-looking statements. As a result, this release speaks only as of its date and Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

Molex Incorporated is a 71-year-old global manufacturer of electronic, electrical and fiber optic interconnection systems. Based in Lisle, Illinois, USA, the Company operates 40 manufacturing locations in 17 countries. The Molex website is www.molex.com.
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Editor’s note: Molex is traded on the NASDAQ Global Select Market (MOLX and MOLXA) in the United States and on the London Stock Exchange. The Company’s voting common stock (MOLX) is included in the S&P 500 Index.

Molex Incorporated
Non-GAAP Measures
(in thousands, except per share data)

	Mar. 31,	Dec. 31,	Mar. 31,
	2010	2009	2009
Three months ended:
Net income (loss)	$23,826	$19,286	$(58,600)
Restructuring costs and asset impairments	7,440	22,154	34,009
Loss on unauthorized activities in Molex Japan	19,741	—	—

Non-GAAP net income (loss)	$51,007	$41,440	$(24,591)

Earnings (loss) per share	$0.14	$0.11	$(0.34)
Restructuring costs and asset impairments	0.04	0.13	0.20
Loss on unauthorized activities in Molex Japan	0.11	—	—

Non-GAAP earnings (loss) per share	$0.29	$0.24	$(0.14)

Non-GAAP net income (loss) and non-GAAP earnings (loss) per share are non-GAAP financial measures. We refer to non-GAAP net income (loss) and non-GAAP earnings (loss) per share to describe earnings and earnings per share excluding the items referenced above. We believe that non-GAAP net income (loss) and non-GAAP earnings (loss) per share provide useful information to investors because both provide information about the estimated financial performance of Molex’s ongoing business. Non-GAAP net income (loss) and non-GAAP earnings (loss) per share are used by management in its financial and operational decision-making and evaluation of overall operating performance and segment level core operating performance. Non-GAAP net income (loss) and non-GAAP earnings (loss) per share may be different from similar measures used by other companies.

Molex Incorporated
Condensed Consolidated Balance Sheets
(in thousands)

	Mar. 31,	June 30,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$431,754	$424,707
Marketable securities	11,636	43,234
Accounts receivable, less allowances of $42,445 and $32,593 respectively	657,280	528,907
Inventories	419,864	354,337
Deferred income taxes	42,793	27,939
Other current assets	70,093	68,449

Total current assets	1,633,420	1,447,573
Property, plant and equipment, net	1,054,575	1,080,417
Goodwill	130,099	128,494
Non-current deferred income taxes	78,163	89,332
Other assets	189,549	196,341

Total assets	$3,085,806	$2,942,157

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and short-term borrowings	$103,048	$224,340
Accounts payable	325,398	266,633
Accrued expenses	253,121	218,429
Income taxes payable	7,493	4,750

Total current liabilities	689,060	714,152
Other non-current liabilities	19,330	21,862
Accrued pension and postretirement benefits	114,949	113,268
Long-term debt	182,459	30,311

Total liabilities	1,005,798	879,593

Commitments and contingencies

Stockholders’ equity:
Common stock	11,193	11,138
Paid-in capital	631,848	601,459
Retained earnings	2,307,993	2,355,991
Treasury stock	(1,097,518)	(1,089,322)
Accumulated other comprehensive income	226,492	183,298

Total stockholders’ equity	2,080,008	2,062,564

Total liabilities and stockholders’ equity	$3,085,806	$2,942,157

Molex Incorporated
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
Net revenue	$756,294	$505,539	$2,159,903	$2,011,252
Cost of sales	520,564	412,143	1,520,218	1,492,312

Gross profit	235,730	93,396	639,685	518,940

Selling, general and administrative	156,374	139,071	452,108	450,034
Restructuring costs and asset impairments	9,068	44,344	90,596	105,904
Loss on unauthorized activities in Molex Japan	30,967	—	30,967	—
Goodwill impairment	—	—	—	93,140

Total operating expenses	196,409	183,415	573,671	649,078

Income (loss) from operations	39,321	(90,019)	66,014	(130,138)

Interest (expense) income, net	(2,298)	251	(4,584)	2,287
Other (expense) income	(2,721)	3,259	62	24,252

Total other (expense) income	(5,019)	3,510	(4,522)	26,539

Income (loss) before income taxes	34,302	(86,509)	61,492	(103,599)

Income taxes	10,476	(27,909)	29,975	(2,052)

Net income (loss)	$23,826	$(58,600)	$31,517	$(101,547)

Earnings (loss) per share:
Basic	$0.14	$(0.34)	$0.18	$(0.58)
Diluted	$0.14	$(0.34)	$0.18	$(0.58)

Dividends declared per share	$0.1525	$0.1525	$0.4575	$0.4575

Average common shares outstanding:
Basic	173,858	173,228	173,689	174,985
Diluted	174,838	173,228	174,523	174,985

Molex Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Nine Months Ended
	March 31,
	2010	2009
Operating activities:
Net income (loss)	$31,517	$(101,547)
Add non-cash items included in net income (loss):
Depreciation and amortization	180,699	190,085
Share-based compensation	21,024	19,393
Goodwill impairment	—	93,140
Non-cash restructuring and other costs, net	20,041	20,041
Other non-cash items	21,817	(10,649)
Changes in assets and liabilities:
Accounts receivable	(122,127)	282,082
Inventories	(62,059)	93,916
Accounts payable	48,808	(167,781)
Other current assets and liabilities	31,147	(50,148)
Other assets and liabilities	11,059	(56,947)

Cash provided from operating activities	181,926	311,585

Investing activities:
Capital expenditures	(150,001)	(127,688)
Proceeds from sales of property, plant and equipment	8,082	7,561
Proceeds from sales or maturities of marketable securities	47,339	11,694
Purchases of marketable securities	(15,259)	(33,399)
Acquisitions	(10,097)	(73,447)
Other investing activities	(5,308)	655

Cash used for investing activities	(125,244)	(214,624)

Financing activities:
Proceeds from revolving credit facility and short term loans	154,000	115,000
Payments on revolving credit facility	(79,000)	(105,000)
Net change in long-term debt	(53,194)	47,300
Cash dividends paid	(79,420)	(73,222)
Exercise of stock options	2,257	1,233
Purchase of treasury stock	—	(76,342)
Other financing activities	(2,056)	(870)

Cash used for financing activities	(57,413)	(91,901)

Effect of exchange rate changes on cash	7,778	(23,019)

Net increase (decrease) in cash and cash equivalents	7,047	(17,959)
Cash and cash equivalents, beginning of period	424,707	475,507

Cash and cash equivalents, end of period	$431,754	$457,548